UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 2, 2006

Dividend Capital Total Realty Trust Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-125338	30-0309068
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On August 2, 2006, Dividend Capital Total Realty Trust Inc. (the “Company”) deposited a non-refundable amount of $970,000 into an escrow account in connection with an intended acquisition of an office property (the “Bala Pointe Office Centre”) located in Bala Cynwyd, Pennsylvania, as described further below. The escrow account has been established pursuant to a purchase agreement entered into by and between Bala Pointe Owner LP (a wholly-owned subsidiary of the Company formed solely to acquire this property) and Brandywine Operating Partnership, L.P., the seller. The Company intends to own Bala Pointe Office Centre through a joint venture (the “Joint Venture”) with an affiliate of Amerimar Enterprises, Inc (“Amerimar”), the final terms of which have not yet been determined.

There is no assurance that the Company will enter into the joint venture described above or that it will be able to purchase Bala Pointe Office Centre on the terms set forth herein or at all.

Property	Year Built		Total Approximate Acquisition Cost		Net Rentable Area (Square Feet)	Occupancy	Major Tenants(4)	Estimated Closing Date(5)
Bala Pointe Office Centre	1974	(1)	$35,563,780	(2)(3)	172,894	91.5%	Clear Channel Communications	8/31/06

(1)	The Office Property was substantially renovated in 1997 and 2005.

(2)	The Total Approximate Acquisition Cost is intended to be funded as follows: (i) an equity contribution from the Company to the Joint Venture using proceeds from the Company’s public equity offering, (ii) an equity contribution from Amerimar to the Joint Venture and (iii) debt financing to be obtained by the Joint Venture, the terms of which have not yet been determined.

(3)	Total Approximate Acquisition Cost includes a purchase price of $34,918,000, plus additional transfer taxes, due diligence and closing costs. Does not include an estimated acquisition fee to be paid by the Company (pursuant to terms of an advisory agreement described in the Company’s prospectus) to Dividend Capital Total Advisors LLC (the Company’s advisor) in the amount of approximately $677,409.

(4)	Major Tenants consists of tenants that occupy 10% or more of the net rentable area.

(5)	Estimated closing date for the purchase of the property. The completion of the proposed joint venture agreement is expected to occur prior to the closing date for the property.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dividend Capital Total Realty Trust Inc.
(Registrant)

Date: August 2, 2006	By:	/s/ JOHN E. BIALLAS
		Name:	John E. Biallas
		Title:	Chief Operating Officer